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                                                                   EXHIBIT 10.59


                   FIRST AMENDED AND RESTATED PROMISSORY NOTE

U.S. $8,600,000                                            DECEMBER 17, 2001
                                                           PARAMUS, NEW JERSEY

          WHEREAS, Vornado Realty Trust (the "Company") is the holder of certain promissory notes, dated March 2, 1998, April 30, 1998, December 31, 1998 and October 25, 2000 (the "Existing Notes"), made by Michael D. Fascitelli (the "Executive");

          WHEREAS, the aggregate outstanding principal balance of the Existing Notes is $8,600,000;

          WHEREAS, the Company and Executive desire to amend and restate the terms and conditions of the Existing Notes in their entirety, all in the manner hereinafter set forth, and to replace the Existing Notes with this Note;

          NOW THEREFORE, by Executive's execution and delivery, and the Company's acceptance of delivery from Executive, of this Note, this Note is deemed to amend and restate the Existing Notes in their entirety and the Existing Notes are hereby amended and restated in their entirety so that the terms, covenants, agreements, rights, obligations and conditions contained in this Note shall supersede and control the terms, covenants, agreements, rights, obligations and conditions of the Existing Notes, as follows:

1. PROMISE TO PAY, INTEREST, MATURITY, PAYMENTS

          FOR VALUE RECEIVED, Executive, an individual residing at 25 East End Avenue, New York, New York 10028, hereby promises to pay to the Company, a Maryland real estate investment trust, or its order, at its offices located at 210 Route 4 East, Paramus, New Jersey 07652, the principal amount of EIGHT MILLION SIX HUNDRED THOUSAND DOLLARS ($8,600,000.00). Interest shall accrue on this Note at the rate of 3.97% per annum from and after the date set forth above and accrued and unpaid interest shall be due and payable quarterly in arrears on the tenth day following the payment of the Company's regular quarterly dividend to its stockholders (or if no such dividend is paid, at the end of the then current calendar quarter), until the outstanding principal amount of this Note and all accrued interest hereon shall have been paid in full.

          Interest due on this Note shall be calculated on the basis of a 365-day year for the actual number of days elapsed during the applicable period. Any payment required to be made hereunder on a day which is not a business day shall be due and owing on the first business day thereafter. The principal amount hereof and all accrued and unpaid interest hereon shall be due and payable on the Maturity Date (as defined below). For purposes of this Note, the term "Maturity Date" shall mean the earliest of (i) the Date of Termination (as defined in that certain Employment Agreement, dated as of December 2, 1996, by and between Executive and the Company, as may be amended from time to time (the "Employment Agreement")), (ii) December 31, 2006 or (iii) the date of the final payment to Executive under the Convertible Units Agreement (as defined in the Employment Agreement). Notwithstanding the foregoing,

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under no circumstances shall the Aggregate Principal Amount (as defined below)
exceed an amount equal to one-half (1/2) of the sum of (x) product of (1) the number of outstanding Convertible Units (as defined in the Employment Agreement) and (2) the fair market value (as defined below) of one share of the common shares of beneficial interest of the Company, par value $.04 per share (the "Company Stock"), (y) the fair market value of 626,566 shares of Company Stock and (z) the total "spread" on all of Executive's outstanding stock options to purchase Company Stock (i.e. the positive difference between the aggregate fair market value of the Company Stock underlying all of the Executive's outstanding stock options to purchase Company Stock and the aggregate exercise price of such options); in the event such Aggregate Principal Amount does exceed such amount for 5 consecutive trading days, the excess shall be due and payable on 5 days' prior written notice to Executive by the Company. For purposes of this Note, (1) the term "Aggregate Principal Amount" shall mean, for any date, the aggregate principal amount outstanding hereunder on such date together with the principal amount outstanding on such date under each other note made hereafter by Executive in favor of the Company and (2) the term "fair market value" on any given date shall mean the average of the high and low trading prices of the Company Stock on such date, as reported on the New York Stock Exchange composite tape for such date. Executive shall have the right to prepay all or any portion of the amounts evidenced by this Note at any time without premium or penalty; PROVIDED, HOWEVER, such prepayment shall include all interest accrued and unpaid hereunder as of the date of such prepayment.

2. EVENT OF DEFAULT

          Failure by Executive to pay any sum due hereunder when due and payable which has not been cured by Executive within 30 days following actual receipt of written notice given by the Company shall constitute an event of default under this Note and the Company may, at its sole option exercised by notice to Executive, declare the entire outstanding principal balance hereof, together with all unpaid interest accrued hereon, to be immediately due and payable in full. Upon the occurrence of an event of default hereunder, the Company may exercise all rights and remedies available to it hereunder or otherwise.

3. PREPAYMENT

          Executive shall have the right to prepay all or any portion of the amounts evidenced by this Note at any time without premium or penalty; PROVIDED, HOWEVER, such prepayment shall include all interest accrued and unpaid hereunder as of the date of such prepayment.

4. ENFORCEMENT EXPENSES

          If this Note is collected by legal proceedings (including proceedings in the probate or bankruptcy courts) then all costs and expenses of collection or enforcement shall be added to the principal of, and be collectible as part of, this Note.

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5. SEPARABILITY

          In case any one or more of the provisions of this Note shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

6. GOVERNING LAW

          THIS NOTE IS MADE UNDER AND IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE-OF-LAW RULES.

7. HEADINGS

          The Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

          IN WITNESS WHEREOF, executive has caused this instrument to be duly executed as of the date and year first above written.


                                          /s/ Michael D. Fascitelli
                                          -------------------------
                                          Michael D. Fascitelli


                                          VORNADO REALTY TRUST


                                          By: /s/ Joseph Macnow
                                              -----------------

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